Advanced Emissions Solutions Provides Update on Red River Plant Incident

GREENWOOD VILLAGE, Colo., April 23, 2021 (GlobeNewswire) -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES"), the parent company of ADA-ES, Inc. and ADA Carbon Solutions, LLC (collectively, "ADA"), today announced that it had an isolated incident at its Red River Plant in Coushatta, Louisiana last evening. The incident involved an isolated fire in one of the plant’s coal handling systems and resulted in non-life threatening injuries to two employees.
Greg Marken, Interim CEO of ADES, commented, “We are grateful that this incident was isolated and that our teammates appear to be on the road to recovery. Workplace safety is and will always be our number one priority. I’d like to commend the personnel at the plant for utilizing their safety training and their strong collective response immediately following the incident. The Company and I would also like to thank the first responders in the Coushatta area for their support and the excellent medical attention they provided for our teammates. We are currently conducting our own investigation into the incident and are working with local authorities as needed. At this time, we believe the plant will be down one-to-two weeks. We project to have adequate supply through our current inventory and through other sources to fulfill our commitments to customers through that projected downtime.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
The Company's estimates as to the period its plant will be down and the adequacy of its inventory supply are forward-looking statements that involve risks and uncertainties and the actual period may be different based upon the outcome of the investigation and other factors.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com